UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 1, 2011

IZEA Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-167960	37-1530765
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 N. Orange Avenue Suite 412 Orlando, FL	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 674-6911

IZEA Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 23, 2011, we filed Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada (“Restated Articles”) to, among other things effect a reverse stock split of all our outstanding shares of common stock, par value $0.0001 per share (“Common Stock”) at a ratio of one (1) for five (5) (the “Original Reverse Split”).

On December 1, 2011, we filed a Certificate of Amendment with the Secretary of State of the State of Nevada (“Certificate”) to change the ratio of the Original Reverse Split from one (1) for five (5) to one (1) for ten (10) (the “Amended Reverse Split”). Immediately upon the Amended Reverse Split becoming effective, the shares of Common Stock outstanding prior to the Original Reverse Split (“Old Stock”) shall be converted at a ratio of one (1) for ten (10) into shares of fully-paid and non-assessable shares of Common Stock (“New Stock”).  Any owner of less than a single full share of New Stock shall be entitled to receive the next highest number of full shares of New Stock in lieu of such fractional interest.

On December 1, 2011, the Amended Reverse Split was approved by our board of directors and by the holders of an aggregate of 20,693,956 shares or approximately 54.8% of the outstanding shares of Common Stock.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The information set forth in Item 5.03 of this report is hereby incorporated by reference into this Item 5.07.

Item 8.01 Other Events.

On December 1, 2011, our board of directors established an Audit Committee, a Compensation Committee and a Nominating Committee and adopted the respective Committee Charters and a Code of Business Conduct and Ethics, copies of which are attached hereto as exhibits and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

3.1           Certificate of Amendment filed on December 1, 2011.

14.1         Code of Business Conduct and Ethics.

99.1         Audit Committee Charter.

99.2         Compensation Committee Charter.

99.3         Nominating Committee Charter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 7, 2011	IZEA HOLDINGS, INC.

	By:	/s/ Edward H. Murphy
Name: Edward H. Murphy
Title: Chief Executive Officer